Exhibit 99

   TechTeam Global Reports Net Income of $1.08 Million and Record Earnings
                  of $.11 per Share for Second Quarter 2004

    *  Revenue growth of 40.0% to $30.7 million
    *  Gross profit increases to $8.06 million, gross margin to 26.3%
    *  Operating income of $1.81 million
    * Cash balance of $35.7 million, or $4.15 per common share outstanding, at June 30, 2004

    SOUTHFIELD, Mich., July 29 /PRNewswire-FirstCall/ -- TechTeam Global, Inc., (Nasdaq: TEAM), a global provider of information technology and business process outsourcing support services, today reported net income of $1.08 million, or $.11 per diluted share -- a quarterly earnings per share record for the Company -- for the quarter ended June 30, 2004. For the comparable period in 2003, TechTeam reported a net loss of $1.42 million, or ($.14) per diluted share. (In the quarter ended June 30, 2003, the Company took non-cash, pre-tax charges to earnings totaling $1.32 million, principally related to the write-down of the value of its leasing inventories.) Sequential growth in net income was 72.6% from earnings of $624,000, or $.07 per diluted share, reported for the quarter ended March 31, 2004. Excluding the net income contributed from Digital Support Corporation (DSC) and TechTeam A.N.E. (A.N.E.), wholly owned subsidiaries of TechTeam which the Company acquired on December 31, 2003 and May 13, 2004, respectively, net income would have been $648,000, or $.07 per diluted share, for the quarter ended June 30, 2004.

    Total revenue grew 40.0% to $30.7 million for the quarter ended June 30, 2004, an increase from $21.9 million for the comparable period in 2003. Excluding the revenue contributed by DSC and A.N.E., revenue grew 9.8% to $24.1 million for the second quarter of 2004 from the comparable period in 2003. Revenue from Corporate Services (total Company revenue less revenue from leasing operations) increased 43.4% to $30.5 million for the quarter ended June 30, 2004, from $21.3 million for the comparable period in 2003. Excluding the revenue contributed by DSC and A.N.E., Corporate Services revenue grew 12.2% to $23.9 million for the second quarter of 2004, an increase from $21.3 million for the comparable period in 2003. Revenue from corporate help desk services grew 15.3% to $19.0 million for the quarter ended June 30, 2004, from $16.5 million for the comparable period in 2003.

    Gross profit improved 163% to $8.06 million for the quarter ended June 30, 2004, from $3.06 million for the comparable period in 2003(1). Excluding the gross profit contributed by DSC and A.N.E., gross profit was $6.39 million for the second quarter of 2004, an increase of 109% from the comparable period in 2003(1) and represented sequential growth of 8.5% from the gross profit of $5.89 million reported for the first quarter of 2004.

    The Company's gross margin (gross profit expressed as a percentage of revenue) performance improved to 26.3% for the quarter ended June 30, 2004 from 14.0% for the comparable period in 2003(1) and from 23.6% for the first quarter of 2004. Excluding the results contributed by DSC and A.N.E., the Company's gross margin performance was 26.6% for the second quarter of 2004, an improvement of 142 basis points from the first quarter of 2004.

    Selling, general, and administrative (SG&A) expense for the quarter ended June 30, 2004 was $6.25 million, or 20.4% of the Company's total revenue of $30.7 million. Excluding DSC and A.N.E., SG&A expense for the second quarter was $5.31 million, or 22.1% of revenue, compared with SG&A expense of 24.1% of revenue for the comparable period in 2003(1).

    Operating income for the quarter ended June 30, 2004 was $1.81 million ($1.09 million excluding the contributions of DSC and A.N.E.). This compares with an operating loss of $2.21 million for the comparable period in 2003(1) and operating income of $1.19 million reported for the first quarter of 2004.

    Commenting on the Company's financial results, William F. Coyro, Jr., TechTeam Global's President and Chief Executive Officer, stated, "TechTeam delivered excellent financial results for the second quarter and first half of 2004. In addition to achieving record per-share earnings and posting strong top-line revenue growth of 40% in the second quarter, we also succeeded in improving our gross margin performance to 26% while holding overhead expenses to 20% of sales. These achievements resulted in producing operating income of $1.8 million for the quarter, a significant improvement from our first quarter operating income of $1.2 million. We also continue to be very pleased with the solid contributions made by our new subsidiary, Digital Support Corporation, which represented approximately 41% of our earnings in the second quarter, an exceptional return on our acquisition investment."

    Coyro added, "Although the remainder of the year includes many challenges, we are confident that TechTeam remains well-positioned to successfully execute upon our 2004 business plan. Our global corporate help desk services business segment posted revenue growth of 15% this past quarter over the comparable quarter in 2003, our European operations delivered sales growth of 46%, sales of our systems integration business segment grew 338% to $9.38 million, largely as the result of our acquisitions of DSC and A.N.E., and we successfully launched our new call center in Romania."

    Coyro concluded, "TechTeam Global continues to enjoy a strong balance sheet with $35.7 million in cash reserves and virtually no debt. As of June 30, the Company had $4.15 in cash and cash equivalents per common share outstanding. The book value of shareholders' equity was $7.01 per common share outstanding, an increase of $.11 per share from March 31, 2004. TechTeam remains focused on delivering the best overall value proposition in our industry -- the best combination of high quality, low cost, flexibility, and customer satisfaction."

    Other significant components of TechTeam Global's second quarter and year-to-date 2004 performance include the following:


    * Revenue from our European operations increased 45.7% to $9.43 million for the three months ended June 30, 2004 from $6.47 million for the comparable period in 2003. These results also represented sequential growth of 7.8% from revenue of $8.75 million reported for the quarter ended March 31, 2004.

    * Net cash provided by operating activities was $5.57 million for the six months ended June 30, 2004, versus $3.48 million for the comparable period in 2003. Free cash flow (net cash provided by operating activities less capital expenditures) was $4.67 million for the first six months of 2004, versus $936,000 for the comparable period in 2003.

    * For the quarter ended June 30, 2004, earnings before interest, taxes, depreciation, and amortization expense (EBITDA) was $2.87 million, compared with EBITDA of $(392,000) for the comparable period in 2003(1). This also represented sequential growth of 40.9% from the EBITDA of $2.04 million reported for the first quarter of 2004. Excluding DSC's and A.N.E.'s financial results, EBITDA was $2.01 million for the second quarter of 2004.

    Excluding the results of the Company's leasing operations, EBITDA for the second quarter of 2004 was $2.77 million, which represented a 390% improvement over the comparable period in 2003 and a sequential improvement of 39.8% over the EBITDA of $1.98 million reported for the first quarter of 2004.

    The investment community considers EBITDA an important "non-GAAP" measure of the Company's financial performance. EBITDA presents information on earnings that may be more comparable to companies with different finance structures, capital investments, or capitalization and depreciation policies. The most closely related GAAP measure is operating income. Some financial analysts also use EBITDA to assist in the determination of a company's possible market valuation. (For additional information regarding the determination of the EBITDA results, please see the attached financial tables.)

    * Total cash and cash equivalents were $35.7 million as of June 30, 2004. This represented $4.15 in cash and cash equivalents per common share outstanding as of the end of the second quarter of 2004.

    * Total shareholders' equity increased to $60.2 million as of June 30, 2004 from $58.7 million at March 31, 2004, principally due to an increase of $1.08 million in the Company's retained earnings. The Company's net book value increased from $6.90 per common share outstanding at March 31, 2004 to $7.01 per common share outstanding at June 30, 2004.

    * For the quarter ended June 30, 2004, the basic weighted average number of common shares and common share equivalents outstanding were 8,549,973 and the diluted weighted number of common shares and common share equivalents outstanding were 9,393,030.

    (1)In the quarter ended June 30, 2003, the Company took non-cash, pre-tax charges to earnings totaling $1.32 million, principally related to the write-down of the value of its leasing inventories.

    TechTeam Global, Inc. will host an investor teleconference to discuss its second quarter 2004 financial results at 10:00 a.m. Eastern Daylight Time
(EDT), on Thursday, July 29, 2004.

    To access a simultaneous Webcast of the teleconference, go to the TechTeam Global Web site at http://www.techteam.com/press and click on the Webcast icon. From this site, you can download the necessary software and listen to the teleconference. TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly.

    A taped replay of the call will be available beginning at approximately noon EDT, Thursday, July 29, 2004. This toll-free replay will be available until noon EDT, Thursday, August 5, 2004.

    To listen to the teleconference replay, call 800-383-0935. (Outside the United States, call 1-402-977-9140.) When prompted, enter the TechTeam reservation number: 212023482.

    TechTeam Global, Inc. is a global provider of information technology and business process outsourcing services. The Company's ability to integrate computer services into a flexible, total single point of contact solution is a key element of its success. Partnerships with some of the world's "best-in-class" corporations provide TechTeam with unparalleled experience and expertise in providing the following IT support solutions: help desk/call center services, technical staffing, professional services/systems integration, and training programs. For information about TechTeam Global, Inc. and its outstanding services call 1-800-522-4451.

    Safe Harbor Statement

    The statements contained in this press release that are not purely historical, including statements regarding the Company's expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding, among other things, the growth of the Company's core business, revenue, and earnings performance going forward, management of overhead expenses, productivity, and operating expenses. Forward-looking statements may be identified by words including, but not limited to, "anticipates," "believes," "intends," "estimates," "promises," "expects," "should," "conditioned upon," and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the market's acceptance of and demand for the Company's offerings, competition, unforeseen expenses, the costs and risks associated with our expansion into Romania and in executing an offshore strategy, the Company's exit from the leasing business, demands upon and consumption of the Company's cash and cash equivalent resources or changes in the Company's access to working capital, currency fluctuations, changes in the quantity of the Company's common stock outstanding, regulatory changes and other factors affecting the financial constraints on the Company's clients, economic factors specific to the automotive industry, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, unforeseen or unplanned delays in the Company's ability to consummate acquisitions, and the Company's ability to successfully integrate acquisitions on a timely basis. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review all aspects of the Company's Reports on Forms 8-K, 10-Q, and 10-K filed with the United States Securities and Exchange Commission, including Management's Discussion and Analysis, and the risks described therein from time to time.


                                 Financial Data
                              TechTeam Global, Inc.
         Condensed Consolidated Statements of Operations (unaudited)
                    (In thousands, except per share data)

                        Three Months Ended June 30,  Six Months Ended June 30,
                         2004      2003  % Change     2004     2003   % Change
    Revenue
     Corporate
      services         $30,488   $21,256    43.4%   $60,653  $41,987    44.5%
     Leasing
      operations           197       660   (70.2)%      302    1,692   (82.2)%
    Total Revenue       30,685    21,916    40.0%    60,955   43,679    39.6%
     Cost of revenue    22,626    18,857    20.0%    45,744   35,961    27.2%
    Gross Profit         8,059     3,059   163.5%    15,211    7,718    97.1%
     SG&A expense        6,249     5,272    18.5%    12,212    9,927    23.0%
    Operating Income
     (Loss)              1,810    (2,213)             2,999   (2,209)
     Net interest
      income               123       278                289      487
     Foreign currency
       transaction gain
      (loss)               (17)      311               (217)     363
    Income (Loss)
     Before Income
     Taxes               1,916    (1,624)             3,071   (1,359)
     Income tax
      provision (credit)   839      (200)             1,371        6
    Net Income (Loss)   $1,077   $(1,424)            $1,700  $(1,365)
    Basic Earnings
     (Loss) Per Share    $0.13    $(0.14)             $0.20   $(0.13)
    Diluted Earnings
     (Loss) Per Share    $0.11    $(0.14)             $0.18   $(0.13)
    Basic weighted
     average common
     shares              8,550    10,492   (18.5)%    8,642   10,593   (18.4)%
    Diluted weighted
     average common
     shares              9,393    10,492   (10.5)%    9,484   10,593   (10.5)%



         Condensed Consolidated Statements of Operations (unaudited)
                                 (In thousands)

                        Three Months Ended June 30,  Six Months Ended June 30,
                         2004      2003  % Change     2004     2003   % Change
    EBITDA(1)           $2,867     $(392)            $4,900   $1,304     276%
    EBITDA Excluding
     Leasing
     Operations(2)      $2,771      $566     390%    $4,752   $1,751     171%

    (1)Reconciliation
     of Net Income to
     EBITDA
     Net income
      (loss)            $1,077   $(1,424)            $1,700  $(1,365)
     Net interest
      income              (123)     (278)              (289)    (487)
     Income tax
      provision
      (credit)             839      (200)             1,371        6
     Depreciation and
      amortization       1,074     1,510   (28.9)%    2,118    3,150   (32.8)%
    EBITDA              $2,867     $(392)            $4,900   $1,304     276%

    (2)Reconciliation
     of EBITDA to
     EBITDA Excluding
     Leasing Operations
     EBITDA             $2,867     $(392)            $4,900   $1,304     276%
     Less - amounts
      related to
      Leasing
      Operations
      Net income
       (loss)               28    (1,322)                21   (1,357)
      Net interest
       expense              35         3    1067%        37        8     363%
      Depreciation and
       amortization         33       361   (90.9)%       90      902   (90.0)%
    EBITDA Excluding
     Leasing Operations $2,771      $566     390%    $4,752   $1,751     171%



     Condensed Consolidated Statements of Financial Position (unaudited)
                                 (In thousands)

                                          June 30,     December 31,       %
                                            2004          2003          Change
    Current Assets
     Cash and cash equivalents            $35,666       $35,195          1.3%
     Accounts receivable, less reserves    25,044        23,147          8.2%
     Other current assets                   1,712         2,258        (24.2)%
    Total Current Assets                   62,422        60,600          3.0%
    Property, Equipment, and Purchased
     Software
     Computer equipment and office
      furniture                            21,600        20,610          4.8%
     Purchased software                    11,144        11,093          0.5%
     Leasehold improvements                 4,534         4,522          0.3%
     Transportation equipment                 337           269         25.3%
                                           37,615        36,494          3.1%
     Less - accumulated depreciation
      and amortization                    (28,675)      (26,590)         7.8%
    Net Property, Equipment, and
     Purchased Software                     8,940         9,904         (9.7)%
    Other Assets
     Intangibles, less accumulated
      amortization                          3,862         3,634          6.3%
     Goodwill                               2,732         2,099         30.2%
     Other                                  1,154         1,463        (21.1)%
    Total Other Assets                      7,748         7,196          7.7%
    Total Assets                          $79,110       $77,700          1.8%
    Current Liabilities
     Accounts payable                      $2,335        $2,785        (16.2)%
     Accrued payroll, related taxes,
      and withholdings                      5,794         4,692         23.5%
     Current portion of notes payable         172           906        (81.0)%
     Other current liabilities              5,267         3,139         67.8%
    Total Current Liabilities              13,568        11,522         17.8%
    Long-Term Liabilities                     344           408        (15.7)%
    Redeemable Convertible Preferred
     Stock                                  5,000         5,000            -
    Shareholders' Equity
     Common stock                              86            88         (2.3)%
     Additional paid-in capital            57,789        59,932         (3.6)%
     Retained earnings                      1,768            68       2500.0%
     Accumulated other comprehensive
      income - Cumulative translation
      adjustment                              555           682        (18.6)%
    Total Shareholders' Equity             60,198        60,770         (0.9)%
    Total Liabilities and Shareholders'
     Equity                               $79,110       $77,700          1.8%


         Condensed Consolidated Statements of Cash Flows (unaudited)
                                 (In thousands)

                                                     Six Months Ended June 30,
                                                       2004           2003
    Operating Activities
     Net income (loss)                                $1,700        $(1,365)
     Adjustments to reconcile net income (loss)
      to net cash provided by operating activities
      Depreciation and amortization                    2,118          3,150
      Other adjustments                                1,755          1,699
    Net cash provided by operating activities          5,573          3,484
    Investing Activities
     Purchase of property, equipment, and software,
      net                                               (902)        (2,548)
     Cash paid for acquisitions, net of cash
      acquired                                        (1,036)             -
     Sale of marketable securities, net                    -            686
     Other                                                 -             12
    Net cash used in investing activities             (1,938)        (1,850)
    Financing Activities
     Purchase of Company common stock                 (2,744)        (5,628)
     Payments on notes payable, net                     (949)          (266)
     Proceeds from issuance of Company stock             423            207
     Proceeds from issuance of preferred stock             -          4,817
    Net cash used in financing activities             (3,270)          (870)
    Effect of exchange rate changes on cash and
     cash equivalents                                    106            363
    Increase in cash and cash equivalents                471          1,127
    Cash and Cash Equivalents at Beginning of Period  35,195         39,435
    Cash and Cash Equivalents at End of Period       $35,666        $40,562



SOURCE  TechTeam Global, Inc.
    -0-                             07/29/2004
    /CONTACT: William F. Coyro, Jr., President and Chief Executive Officer, +1-248-357-2866, wcoyro@techteam.com , or David W. Morgan, Vice President, Treasurer, and Chief Financial Officer, +1-248-357-2866, dmorgan@techteam.com , both of TechTeam Global, Inc./
    /Web site:  http://www.techteam.com
                http://www.techteam.com/press /
    (TEAM)

CO:  TechTeam Global, Inc.
ST:  Michigan
IN:  CPR
SU:  ERN CCA MAV